                                                                    Exhibit 6(b)
                           SUB-DISTRIBUTOR'S AGREEMENT

                                     BETWEEN

                       OPPENHEIMER FUNDS DISTRIBUTOR, INC.

                                       AND

                          MML INVESTORS SERVICES, INC.

  Date: September 8, 1994

  MML INVESTORS SERVICES, INC.
  One Financial Plaza
  1350 Main Street
  Springfield, MA 01103-1686

           OPPENHEIMER FUNDS DISTRIBUTOR, INC., a New York corporation ("OFDI") acts as the distributor (the "Distributor") for the various series of MassMutual Institutional Funds, a Massachusetts business trust, which is an investment company registered under the Investment Company Act of 1940 (the "Fund"), the various classes of shares of which have been registered under the Securities Act of 1933 to be offered for sale to the public in a continuous public offering in accordance with the terms and conditions set forth in the Prospectus and Statement of Additional Information of such fund included in such fund's Registration Statement, as it may be amended from time to time (the "Fund Shares").

           OFDI desires to have MML Investors Services, Inc. ("MMLISI") act as OFDI's Sub-Distributor for the distribution and sale of Fund Shares. MMLISI has advised OFDI that it is willing to act as its Sub-Distributor and Agent, and it is accordingly agreed between us as follows:

           1. MMLISI will act as Sub-Distributor for OFDI for the sale of Fund Shares according to the terms set forth in the Registration Statement of the Fund as such Registration Statement may be amended from time to time.

           2. MMLISI's responsibilities as Sub-Distributor shall include, but not be limited to, providing a nationwide system of sales personnel to promote and otherwise wholesale sales of Fund Shares, providing a nationwide system of service representatives to assist purchasers of Fund Shares, making qualified personnel available, either in person, by phone or through the mail, to respond to questions regarding Fund Shares asked by purchasers or prospective purchasers of Fund Shares, and generally using its best efforts to sell Fund Shares.

           In addition MMLISI shall:

           (a) process completed applications for the purchase of Fund Shares submitted to it by investors,

           (b) process orders submitted to it by Fund shareholders for the purchase of additional Fund Shares,

           (c) promptly deliver to the Fund's transfer agent any and all payments received by it and made in connection with orders for Fund Shares (net of any applicable sales charge with respect to such order as set forth in the Registration Statement) accompanied, in the case of purchases by new investors, by proper applications for the purchase of Fund Shares. Purchase orders shall be deemed effective at the time and in the manner set forth in the Registration Statement,

           (d) keep available for prospective investors reasonable quantities of the Fund's Prospectus relating to Fund Shares, Statement of Additional Information, annual and semi-annual reports of the Fund, applications for the purchase of Fund Shares and other similar materials (including materials relating to the use of Fund Shares as a funding medium for qualified plans), and shall provide prospective investors with copies of such documents and materials upon request, and

           (e) prepare and distribute sales literature and advertising material pertaining to the Fund, as approved by OFDI, in such quantities and of such a nature as may reasonably support its best efforts to sell Fund Shares. It shall use its best efforts to assure that such sales literature and advertising materials comply with applicable laws and regulations, and shall promptly furnish to OFDI, for OFDI's approval and filing with the National Association of Securities Dealers, Inc., any proposed sales literature or advertising materials relating to or referring to the Fund or Fund Shares.

           3. MMLISI will receive no compensation from OFDI for the sale of Fund Shares except as may otherwise be agreed to by OFDI and MMLISI as set forth on Exhibit A attached hereto as from time to time amended. OFDI shall not be responsible for paying any of the costs associated with MMLISI's performance of its duties hereunder or with the sale of the Fund Shares to the public by MMLISI.

           4. This Agreement may not be amended or changed except in writing and shall be binding upon and inure to the benefit of the parties hereto and their respective successors. This Agreement shall not be assigned by either party and shall terminate automatically upon assignment. This Agreement may be terminated by either party at any time, without penalty, by giving not less than 60 days' written notice (which notice may be waived). In addition, OFDI may terminate this agreement with respect to the Fund immediately upon notice if OFDI should cease to act as Distributor of the Fund. Unless earlier terminated, this Agreement shall remain in effect until September 8, 1996, and shall continue from year to year thereafter unless terminated by either party as described above.

           5. In connection with the distribution of Fund Shares, MMLISI agrees to be bound by Sections 8, 9(b), 9(c) & 9(d) of the General Distributor's Agreement by and between OFDI and the Fund, as amended from time to time.

           6. MMLISI has notice of the provision of the Fund's Agreement and Declaration of Trust dated May 28, 1993, pursuant to which there are limitations on the liability of the Fund's Trustees and shareholders and understands and agrees that the liabilities of the Fund are not binding upon any Trustee or shareholder of the Fund personally but bind only the Fund and the Funds' Property.


                                 OPPENHEIMER FUNDS DISTRIBUTOR, INC.


                                 By: /s/ Andrew J. Donohue
                                     ------------------------------------------
                                     Andrew J. Donohue, Executive Vice President


  Accepted:

  MML INVESTORS SERVICES, INC.

  By: /s/ Kenneth M. Rickson
      -------------------------------
      Kenneth M. Rickson
           President and Chief Operating Officer

                                   EXHIBIT A


  MMLISI shall be entitled to receive any and all compensation pertaining to Fund Shares including 12b-1 fees, which MMLISI is entitled to under its Dealer Agreement for the Oppenheimer Funds or otherwise.